Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements of Donnelley Financial Solutions, Inc. dated March 31, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation of the combined financial statements), appearing in the Registration Statement on Form 10 of Donnelley Financial Solutions, Inc. (File No. 001-37728) for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 30, 2016